SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 6, 1998




                           IRON MOUNTAIN INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)


        0-27584                                            04-3107342
(Commission file number)                    (I.R.S. Employer Identification No.)


                      745 Atlantic Avenue, Boston, MA 02111
          (Address of Principal Executive Offices, Including Zip Code)


                                 (617) 357-4455
              (Registrant's Telephone Number, Including Area Code)







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Item 2.  Acquisition or Disposition of Assets

On January 6, 1998, Iron Mountain Incorporated ("Iron Mountain" or the "Registrant"), Arcus Group, Inc. ("AGI"), United Acquisition Company ("UAC") and Arcus Technology Services, Inc. ("ATSI" and together with AGI and UAC, "Arcus") consummated the transactions contemplated by a certain Agreement and Plan of Merger (the "Agreement") among Iron Mountain and Arcus, dated September 26, 1997, as amended.

In consideration, Iron Mountain issued approximately 1,438,000 shares of its Common Stock valued at approximately $50.5 million based upon the closing price of its Common Stock (NASDAQ: IMTN) on January 6, 1998. In addition, Iron Mountain issued options to purchase approximately 600,000 shares of its Common Stock, valued at approximately $12.5 million, assumed net debt of approximately $32.3 million and paid cash of approximately $65.0 million. Additionally, the Registrant expects to record approximately $3 million in capitalized transaction costs and approximately $2 million in additional equity resulting from a higher valuation of the options to acquire shares of the Registrant's Common Stock for accounting purposes.

The assets acquired by Iron Mountain include tangible property (consisting primarily of real property, office equipment, furniture and fixtures, racking and shelving) and intangible property regularly used in Arcus' records management and information technology staffing businesses.

As a result of aforementioned transactions, Arcus will record a non-cash compensation charge of approximately $8 million related to certain stock options. The charge will be recorded prior to the closing of the transactions in January 1998.

No other information is provided herewith regarding the merger as the Registrant has "previously reported" (as defined in Rule 12b-2) substantially the same information regarding the merger including the related historical and pro forma financial information, as is required by Form 8-K, in its Registration Statement on Form S-4, filed on November 26, 1997 (Registration No. 333-41045).

Item 5.  Other Events

Legal Proceedings. As previously disclosed, in March 1997 the Registrant experienced three fires, all of which authorities have determined were caused by arson. The fires resulted in damage to one and destruction of the Registrant's other records management facility in South Brunswick Township, New Jersey. The Registrant has filed several insurance claims related to the fires, including a significant claim under its business interruption insurance policy. The claims process is lengthy and its outcome cannot be predicted with certainty.

Some of Iron Mountain's customers or their insurance carriers have asserted claims as a consequence of the destruction of or damage to their records as a result of the fires, some of which allege negligence or other culpability on the part of Iron Mountain. On December 12, 1997, Iron Mountain received notice that a lawsuit had been filed by one of its customers seeking up to $1 million in damages. The action has been removed from a state court in New Jersey to the United States District Court in New Jersey. On December 30, 1997 and January 12, 1998, the Registrant received notices that two additional lawsuits had been filed, in both cases seeking unspecified damages against the Registrant and to rescind their written contracts with Iron Mountain. The lawsuits filed to date represent approximately 60% of the customer cartons destroyed or damaged as a result of the fires. Iron Mountain denies any liability as a result of the destruction of or damage to customer records as a result of the fires, which were beyond its control, and intends to vigorously defend itself against these and any other lawsuits that may arise. The Registrant is also pursuing coverage of these claims and proceedings with its various insurers.


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The outcome of these claims and  proceedings  cannot be predicted.  Based on its present assessment of the situation, after consultation with legal counsel, management does not believe that the outcome of these claims and proceedings will have a material adverse effect on Iron Mountain's financial condition or results of operations, although there can be no assurance in this regard.

The Registrant is involved in litigation from time to time in the ordinary course of business. In the opinion of management, no material legal proceedings are pending to which the Registrant, or any of its properties, is subject.

Item 7.  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired

         No financial statements are included herewith as such financial statements have previously been reported. See Item 2 above.

(c)  Exhibits

             Exhibit 2.1 Agreement and Plan of Merger, dated as of September 26, 1997, by and among Iron Mountain Incorporated, Arcus Group, Inc., United Acquisition Company and Arcus Technology Services, Inc., as amended, is incorporated by reference to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 26, 1997 (Registration No. 333-41045).

             Exhibit 99.1 Press  release,  dated as of January  7, 1998,  by the
                          Registrant.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                       IRON MOUNTAIN INCORPORATED
                                       (Registrant)





January 13, 1998                       By: /s/ Jean A. Bua
      (date)                           Jean A. Bua
                                       Vice President and Corporate Controller
                                       (Principal Accounting Officer)


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